Exhibit 10.1

Execution Version

FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC

INVESTISSEMENT QUÉBEC

FS LT HOLDINGS II LP

August 16, 2024

LEDDARTECH HOLDINGS INC.

240-4535 boulevard Wilfrid-Hamel

Québec (Québec)

G1P 2J7

Attn:	Frantz Saintellemy, President and Chief Executive Officer
Chris Stewart, Chief Financial Officer

RE:	Bridge Financing Offer

Dear Sirs,

It is our pleasure to inform you that based on the documents and information you have sent us and subject to the conditions set out below, the Bridge Lenders agree to provide bridge loans described herein, subject to the terms and conditions described herein (including the attached Appendix “A”) (collectively and as the same may be amended, supplemented or restated from time to time, the “Financing Offer”).

FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC

Per:	/s/ Jocelyn Larouche		Per:	/s/ Alexandre Chapdelaine
	Name:	Jocelyn Larouche		Name:	Alexandre Chapdelaine
	Title:	Director, National Accounts, North Western Quebec		Title:	Managing Director and Market Lead, National Accounts, North Western Quebec

INVESTISSEMENT QUÉBEC

/s/ Sébastien Plante
Name:	Sébastien Plante
Title:	Director Principal, Investissement spécialisé -- Québec

FS LT HOLDINGS II LP, by its general partner FS INVESTMENT, L.P., by its general partner NICK STONE MANAGEMENT II, LLC

/s/ Nick Stone
Name:	Nick Stone
Title:	Manager

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PART 1 – IDENTIFICATION OF THE PARTIES

1.	PARTIES

1.1	Designation

1.1.1	For the purposes of this agreement, the parties are designated as follows:

a)	“Borrower” means LeddarTech Holdings Inc.

b)	“Bridge Lenders” means, collectively, Desjardins, IQ, FS LT and the Additional Bridge Lenders.

c)	“Desjardins” means Fédération des caisses Desjardins du Québec.

d)	“FS LT” means FS LT Holdings II LP.

e)	“Guarantor” means Vayavision Sensing Ltd.

f)	“Initial Bridge Lenders” means, collectively, Desjardins, FS LT and IQ.

g)	“IQ” means Investissement Québec.

PART 2 – BRIDGE LOANS

2.	Desjardins BRIDGE LOAN

2.1	Purpose

2.1.1	Desjardins grants to the Borrower a bridge to equity term loan (the “Desjardins Bridge Loan”) for the purpose of providing the Borrower with the cash necessary to complete one or more follow-on offerings after the date hereof (collectively, the “Follow On Offering”) on the Nasdaq Global Market for an aggregate gross proceeds amount of not less than US$35,000,000.

2.2	Amount

2.2.1	The amount of the Desjardins Bridge Loan is in an aggregate amount of US$3,000,000.

2.3	Term and Form

2.3.1	The term of the Desjardins Bridge Loan is November 15, 2024 (the “Maturity Date”). Any Advance under the Desjardins Bridge Loan may only be made in US Base Rate.

2.4	Disbursement

2.4.1	The principal amount of the Desjardins Bridge Loan shall be disbursed by way of two Advances: (a) a first Advance of US$2,000,000 available as of August 19, 2024 once the conditions precedent set forth in Section 7.3 have been fulfilled or waived, and (b) a second Advance of US$1,000,000 available on October 15, 2024 or shortly thereafter once the conditions precedent set forth in Section 7.4 have been fulfilled or waived.

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2.4.2	To obtain an Advance, the Borrower must provide a notice to Desjardins specifying:

a)	the amount of the Advance;

b)	the date of the Advance, which must be a Business Day;

c)	the notice must be given not later than 10:00 a.m. one Business Day prior to the Advance. Each notice must be in writing, in the form of Appendix “B” or in any other manner as may be agreed between Desjardins and the Borrower.

2.5	Repayment

2.5.1	Interest is payable in arrears monthly; provided that for so long as the Desjardins Bridge Loan remains outstanding, such additional interest will be capitalized monthly on the fifth day of each month (instead of being payable in cash) and added to the outstanding principal amount of the Desjardins Bridge Loan.

2.5.2	The Borrower must repay in full the outstanding principal amounts under the Desjardins Bridge Loan and pay all other amounts owing under such Desjardins Bridge Loan on the Maturity Date.

2.5.3	Upon the occurrence of any Liquidity Event, the Borrower must give notice thereof to Desjardins and will within two Business Days from the date of such Liquidity Event, repay all outstanding principal amount under the Desjardins Bridge Loan and pay all other amounts owing to Desjardins under the Financing Offer.

2.5.4	Upon the closing of the Follow On Offering, the Borrower must repay in order (i) first, to Desjardins, as Bridge Lender, the outstanding principal amounts under the Desjardins Bridge Loan and pay all other amounts owing to Desjardins under the Financing Offer and (ii) second, to Desjardins, as Existing Lender, any amount then payable under the Existing Desjardins Loan, the whole up to a maximum aggregate amount of US$4,500,000.

2.5.5	Any portion of the Desjardins Bridge Loan repaid from time to time by the Borrower cannot be re-borrowed.

3.	IQ term LOAN

3.1	Purpose

3.1.1	IQ grants to the Borrower a bridge to equity term loan (the “IQ Bridge Loan”) for the purpose of providing the Borrower with the cash necessary to complete the Follow On Offering.

3.2	Amount

3.2.1	The amount of the IQ Bridge Loan is in an aggregate amount of US$3,000,000.

3.3	Term and Form

3.3.1	The term of the IQ Bridge Loan is the Maturity Date. Any Advance under the IQ Bridge Loan may only be made in US Base Rate.

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3.4	Disbursement

3.4.1	The principal amount of the IQ Bridge Loan shall be disbursed by way of two Advances: (a) a first Advance of US$2,000,000 available as of August 19, 2024 once the conditions precedent set forth in Section 7.3 have been fulfilled or waived, and (b) a second Advance of US$1,000,000 available on October 15, 2024 or shortly thereafter once the conditions precedent set forth in Section 7.4 have been fulfilled or waived.

3.4.2	To obtain an Advance, the Borrower must provide a notice to IQ specifying:

a)	the amount of the Advance;

b)	the date of the Advance, which must be a Business Day;

c)	the notice must be given not later than 10:00 a.m. one Business Day prior to the Advance. Each notice must be in writing, in the form of Appendix “B” or in any other manner as may be agreed between IQ and the Borrower.

3.5	Repayment

3.5.1	Interest is payable in arrears monthly; provided that for so long as the IQ Bridge Loan remains outstanding, such additional interest will be capitalized monthly on the fifth day of each month (instead of being payable in cash) and added to the outstanding principal amount of the IQ Bridge Loan.

3.5.2	The Borrower must repay in full the outstanding principal amounts under the IQ Bridge Loan and pay all other amounts owing under such loan on the Maturity Date.

3.5.3	Upon the occurrence of any Liquidity Event, the Borrower must give notice thereof to IQ and will within two Business Days from the date of such Liquidity Event, repay all outstanding principal amount under the IQ Bridge Loan and pay all other amounts owing to IQ under the Financing Offer.

3.5.4	Upon the occurrence of the Follow On Offering, the IQ Bridge Loan shall be converted as provided for under Section 6.1.1 hereunder.

3.5.5	Any portion of the IQ Bridge Loan repaid from time to time by the Borrower cannot be re-borrowed.

3.6	Discount

The IQ Bridge Loan is issued at an issue discount (the “IQ Issue Discount”) such that an amount representing 1/3 of any outstanding principal amount under the IQ Bridge Loan is payable concurrently with any outstanding principal amounts due under the IQ Bridge Loan. For greater certainty, the interest applicable to the IQ Bridge Loan is only calculated on the principal amount effectively disbursed by IQ and does not take into account the IQ Issue Discount.

4.	FS LT term LOAN

4.1	Purpose

4.1.1	FS LT grants to the Borrower a bridge to equity term loan for the purpose of providing the Borrower with the cash necessary to complete the Follow On Offering (the “FS LT Bridge Loan” and together with the Desjardin Bridge Loan, the IQ Bridge Loan and any Additional Bridge Loans, collectively, the “Bridge Loans” and each a “Bridge Loan”).

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4.2	Amount

4.2.1	The amount of the FS LT Bridge Loan is in an aggregate amount of US$3,000,000.

4.3	Term and Form

4.3.1	The term of the FS LT Bridge Loan is the Maturity Date. Any Advance under the FS LT Bridge Loan may only be made in US Base Rate.

4.4	Disbursement

4.4.1	The principal amount of the FS LT Bridge Loan may be disbursed by way of two Advances: (a) a first Advance of US$2,000,000 available as of August 19, 2024 once the conditions precedent set forth in Section 7.3 have been fulfilled or waived, and (b) a second Advance of US$1,000,000 available on October 15, 2024 or shortly thereafter once the conditions precedent set forth in Section 7.4 have been fulfilled or waived.

4.4.2	To obtain an Advance, the Borrower must provide a notice to FS LT specifying:

a)	the amount of the Advance;

b)	the date of the Advance, which must be a Business Day;

c)	the notice must be given not later than 10:00 a.m. one Business Day prior to the Advance. Each notice must be in writing, in the form of Appendix “B” or in any other manner as may be agreed between FS LT and the Borrower.

4.5	Repayment

4.5.1	Interest is payable in arrears monthly; provided that for so long as the FS LT Bridge Loan remains outstanding, such additional interest will be capitalized monthly on the fifth day of each month (instead of being payable in cash) and added to the outstanding principal amount of the FS LT Bridge Loan.

4.5.2	The Borrower must repay in full the outstanding principal amounts under the FS LT Bridge Loan and pay all other amounts owing under such loan on the Maturity Date.

4.5.3	Upon the occurrence of any Liquidity Event, the Borrower must give notice thereof to FS LT and will within two Business Days from the date of such Liquidity Event, repay all outstanding principal amount under the FS LT Bridge Loan and pay all other amounts owing to FS LT under the Financing Offer.

4.5.4	Any portion of the FS LT Bridge Loan repaid from time to time by the Borrower cannot be re-borrowed.

4.6	Discount

The FS LT Bridge Loan is issued at a discount (the “FS LT Issue Discount”) such that an amount representing 1/3 of any outstanding principal amount under the FS LT Bridge Loan is payable concurrently with any outstanding principal amounts due under the FS LT Bridge Loan. For greater certainty, the interest applicable to the FS LT Bridge Loan is only calculated on the principal amount effectively disbursed by FS LT and does not take into account the FS LT Issue Discount.

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PART 3 – TERMS AND CONDITIONS APPLICABLE TO BRIDGE LOANS

5.	interest rates

5.1	Rates

5.1.1	The interest rates applicable to the Bridge Loans are the function of the US Base Rate, increased by the Premium provided below:

Loan	Premium (1)
Desjardins Bridge Loan	+4.00%
IQ Bridge Loan	+4.00%
FS LT Bridge Loan	+4.00%

(1)	For guidance, as of this date, the US Base Rate is 9.00% per annum, as same may be modified from time to time as advised by Desjardins.

5.2	Interest Provisions

5.2.1	For purposes of the Interest Act (Canada), (i) whenever any interest or fee is calculated using a rate based on a year of 360 days or 365 days (or such other period that is less than a calendar year), as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days (or such other period that is less than a calendar year), as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365 (or such other period that is less than a calendar year), as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

5.2.2	If any provision of this Agreement or of any of the other related documents would obligate the Borrower, a Subsidiary or any other person to make any payment of interest or other amount payable to a Bridge Lender in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by any Bridge Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by any Bridge Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amount or rate of interest required to be paid to such Bridge Lender under the applicable document, and thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Bridge Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

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6.	conversion

6.1	Conversion upon Follow On Offering

6.1.1	At the latest on the Business Day following the closing of a Follow On Offering for aggregate gross proceeds of US$35,000,000 or more, each of FS LT, IQ and any Additional Lender shall be required to convert their respective Bridge Loan into the securities they would have received had they invested 1.125 times the amount of all outstanding principal amounts under their respective Bridge Loan and all other amounts owed to them under the Financing Offer (including the IQ Issue Discount, the FS LT Issue Discount or any issue discount applicable to an Additional Lender) in the Follow On Offering (the “Offering Conversion Feature”); provided that in the event of a Follow On Offering for aggregate gross proceeds of less than US$35,000,000, FS LT, IQ and any Additional Lender shall have the right, but not the obligation, to proceed with the Offering Conversion Feature in their sole discretion. For greater certainty, upon the occurrence of the Follow On Offering for aggregate gross proceeds of US$35,000,000 or more, each of FS LT, IQ and any Additional Lender may only proceed with the Offering Conversion Feature and may not otherwise request that its respective Bridge Loan be repaid.

6.2	Convertible Noteholders

6.2.1	Pursuant to the Subscription Agreement, the Borrower must offer to all the Convertible Noteholders (other than IQ and FS LT) that are Convertible Noteholders on the Effective Date to participate in the financing made available to the Borrower under this Financing Offer (the “Convertible Noteholders Offer”), and as such, if any such Convertible Noteholder elects to participate (an “Additional Bridge Lender” and collectively, the “Additional Bridge Lenders”), additional Advances of indebtedness may be issued under this Financing Offer under the same terms and conditions as the IQ Bridge Loan and the FS LT Bridge Loan, mutatis mutandis, following the execution of a joinder agreement substantially in the form attached hereto as Appendix “C” reflecting any such additional Advance by the Additional Bridge Lender concerned (any such loan made, an “Additional Bridge Loan”). For greater certainty, such Convertible Noteholders Offer must be made by the Borrower on the date of the first Advance to the Convertible Noteholders that are Convertible Noteholders on the Effective Date, and no additional offer to participate in the financing made available to the Borrower under this Financing Offer will be made thereafter. The Convertible Noteholders to which the Convertible Noteholders Offer has been made will have until August 30, 2024 to elect to participate.

6.2.2	Notwithstanding the terms of the existing secured convertible notes issued as part of the Subscription Agreement (the “Convertible Notes”), each of IQ and FS LT, as Convertible Noteholder, may convert up to US$1,500,000 of its holding of the Convertible Notes into common shares in the capital of the Borrower (the “Common Shares”) at a conversion price of US$2.00 per share within a month following the Effective Date. Notwithstanding the foregoing, any other Additional Lender will be entitled to elect, at the time it becomes a party to such Financing Offer, to convert an amount of their existing Convertible Note equal to 50% of the amount such Convertible Noteholder invested in the Financing Offer into Common Shares on the same terms.

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6.3	Conversion Option

Before conversion or repayment in full of their respective Bridge Loan in accordance with this Financing Offer, each of FS LT, IQ and any Additional Lender may elect, in its sole discretion, by written notice delivered to the Borrower, to convert their respective Bridge Loan in full into such number of Common Shares equal to the quotient of (i) all outstanding principal amounts under their respective Bridge Loan and all other amounts owed to them under the Financing Offer (including the IQ Issue Discount, the FS LT Issue Discount or any issue discount applicable to an Additional Lender), divided by (ii) US$5.00 (the “Conversion Price”). The Conversion Price shall be subject to adjustment in the event of any share reorganization, including but not limited to stock splits, reverse stock splits, share dividends, special distributions, capital reorganizations, or similar transactions, to maintain the same relative value.

6.4	No Fractional Shares

No fractional Common Shares will be issued upon any conversion made in accordance with this Section 6. In lieu of any fractional Common Share to which FS LT, IQ and any Additional Lender would otherwise be entitled, the Borrower will pay in cash the unconverted outstanding amount that would otherwise be converted into a fractional Common Share.

7.	COMMITMENTS

7.1	Negative Covenants

7.1.1	Without the prior written consent of the Initial Bridge Lenders, the Borrower and the Guarantor may not:

a)	incur any indebtedness other than (i) the Existing Desjardins Loan to the extent subject to intercreditor provisions between the Bridge Lenders and Desjardins as lender under the Existing Desjardins Loan (the “Existing Lender”) as provided under Section 9, (ii) the IQ PRSI Loan to the extent subject to a subordination agreement in favor of the Bridge Lenders as provided under Section 8.1.2, (iii) the Convertible Notes Debt to the extent subject to subordination terms in favor of the Bridge Lenders as provided under Section 8.1.3, and (iv) indebtedness arising from credit card agreements entered into between any of the Borrower or the Guarantor and Desjardins up to a maximum amount of $100,000;

b)	grant a loan, a surety or any other form of financial assistance to a third party, including any form of investment, other than cashless loans to employees who participate in the Convertible Notes Debt, subject to the terms and conditions being satisfactory to the Initial Bridge Lenders in their sole discretion;

c)	provide security on, or otherwise encumber, any of its property, other than Permitted Liens;

d)	sell, transfer or otherwise dispose of any property(ies), in one transaction or a series of related transactions to any person (in each case, a “Disposition”), except any Disposition of inventory in the ordinary course of business or of assets which are obsolete, redundant or of no material economic value;

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e)	make a Distribution, other than (i) any dividend in kind in respect Class D1 and Class D2 preferred shares of the Borrower or (ii) a Distribution from the Guarantor to the Borrower;

f)	make a payment on account of principal or interest under the IQ PRSI Loan (other than any non-cash payment of interest in-kind or through capitalization) so long as all Bridge Loans hereunder have not been fully repaid;

g)	make a payment on account of principal, interest or other amounts under the documents evidencing the Convertible Notes Debt (other than any non-cash payment of interest in-kind or through capitalization) so long as all Bridge Loans hereunder have not been fully repaid;

h)	amend or otherwise modify the terms and conditions of the IQ PRSI Loan (other than to extend any maturity or mandatory repayment dates, postpone the date of any interest payment or agree to make non-cash payment in kind or through capitalization or increase the rate of interest applicable thereto) without the prior written consent of the Initial Bridge Lenders (including, for greater certainty, to shorten the maturity date which is as of the date hereof March 17, 2030 or the date of the first mandatory repayment which is as of the date hereof March 17, 2025);

i)	amend or otherwise modify, in a material manner, the terms and conditions of the executed documentation relating to the Convertible Notes Debt approved by the Initial Bridge Lenders without their prior written consent, acting reasonably;

j)	substantially modify the nature of its operations or business;

k)	proceed with a merger or begin a dissolution procedure; or

l)	permit that any indebtedness permitted under Section 7.1.1a) is guaranteed by a subsidiary of the Borrower that is not the Guarantor.

7.2	Affirmative Covenants

7.2.1	The Borrower covenants that any person who becomes its Subsidiary after the date of this Financing Offer will provide the security as provided under Section 8.1.1 and in accordance with Section 8.2 within 30 days from becoming a Subsidiary of the Borrower.

7.2.2	The Borrower will, and will cause the Guarantor to, cooperate with the Bridge Lenders and execute such further instruments and documents as the Bridge Lenders may reasonably request to carry out to its satisfaction the transactions contemplated by this Financing Offer.

7.2.3	The Borrower will ensure that all representations made in this Financing Offer are true and correct at all times, except for representations made as of a date expressly stated therein.

7.2.4	The Borrower undertakes to provide the Initial Bridge Lenders with an advance written notice of at least five Business Days in the event that it intends to file any proceedings under the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act or any other laws with a view to effect a reorganization, restructuring or liquidation, and to treat each Bridge Lender (for greater certainty, in its role as Bridge Lender) as an unaffected creditor under such proceedings as the case may be.

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7.2.5	The Borrower undertakes to invite Desjardins to participate in all discussions, meetings and exchanges of the Borrower with potential investors and partners, at Desjardins’ sole discretion, acting reasonably, provided that at least one other of FS LT or IQ is in attendance after having been invited to participate in any such discussions, meetings or exchanges. The Borrower must provide Desjardins and any other Initial Bridge Lender with a reasonable prior notice before such discussions, meetings and exchanges take place. The Borrower undertakes to grant access to Desjardins to all documentation and information exchanged with such potential investors and partners.

7.2.6	The Borrower undertakes to provide updates to Desjardins on the implementation of the Follow On Offering on a weekly basis and at any other time when requested by Desjardins.

7.2.7	The Borrower undertakes to authorize Desjardins, as part of its participation in any and all discussions, meetings and exchanges with the potential investors and partners, to disclose the financial information relating to the Borrower that it has in its possession to such potential investors and partners in those meetings, discussions and exchanges.

7.3	Conditions to the Effectiveness of this Financing Offer and to the disbursement of the first Advance under each Bridge Loan:

7.3.1	This Agreement will become effective and the Borrower may obtain the first Advance of each Bridge Loan on the date on which the Initial Bridge Lenders will confirm in writing to the Borrower that the following conditions precedent have been completed to their satisfaction or waived by the Initial Bridge Lenders (the “Effective Date”):

a)	completion by the Initial Bridge Lenders of satisfactory legal, financial and operational due diligence with respect to the business and the prospects of the Borrower and its Subsidiaries;

b)	the Initial Bridge Lenders must have received each of the following documents, in form and substance acceptable to it:

(i)	a copy of the constitutive documents of the Borrower and the Guarantor;

(ii)	a certificate of good standing in respect of the Borrower and the Guarantor;

(iii)	a copy of the documents evidencing the authority and attesting to the authenticity of the signatures of the persons acting on behalf of the Borrower and the Guarantor;

(iv)	subject to Section 7.5, the Security Agreements, intercreditor agreement and subordination terms (and ancillary documents) required to be delivered pursuant to Section 8 and evidence of all related required registrations, notifications or filings;

(v)	customary legal opinions addressed to the Initial Bridge Lenders from external counsel to the Borrower and the Guarantor regarding the Borrower and the Guarantor and relating to such matters as the Initial Bridge Lenders may reasonably request;

(vi)	a copy of the Convertible Noteholders Offer;

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c)	no Default exists;

d)	the first Advance under each Bridge Loan with an Initial Bridge Lender is being disbursed concurrently;

e)	all fees and expenses owing by the Borrower to the Initial Bridge Lenders at the time of execution of this Financing Offer, as well as all fees and expenses of each of the Initial Bridge Lenders’ legal counsel up to such time in connection with this Financing Offer must have been paid in full.

For avoidance of doubt, the above-mentioned conditions are in addition to the conditions set forth in Section 3.1 of Appendix “A”.

7.4	Conditions to the disbursement of the second Advance under any Bridge Loan:

7.4.1	The Borrower may obtain the second Advance of any Bridge Loan on or after the Effective Date on the date on which such Initial Bridge Lender will confirm in writing to the Borrower that the following conditions precedent have been completed to its satisfaction or waived by such Initial Bridge Lender:

a)	receipt by the Borrower of a commitment from a strategic investor for a minimum amount of US$5,000,000 in the Follow On Offering, the form and content of which being acceptable to such Initial Bridge Lender, at its discretion, acting reasonably and in good faith;

b)	the second Advance under any other Bridge Loan with an Initial Bridge Lender that considers that the conditions precedent of this Section 7.4 have been met is being disbursed concurrently; and

c)	no Default exists.

For avoidance of doubt, the above-mentioned conditions are in addition to the conditions set forth in Section 3.1 of Appendix “A”.

7.5	Special Waiver

The Bridge Lenders waive until the earlier of (i) October 7, 2024 and (ii) the date of the disbursement of the second Advance under each Bridge Loan, the conditions precedent of Section 7.3.1b)(iv), but only as they relate to the Israeli floating charge to be granted by the Guarantor.

8.	SECURITY

8.1	Security and other guarantees required

8.1.1	The Borrower agrees to grant the following security and guarantees (the “Security”):

a)	A first ranking hypothec and, if applicable, security interest on the universality of each of the Borrower and the Guarantor’s movable (personal) and immovable (real) property, tangible and intangible, present and future, including their respective intellectual property, computer equipment, office supplies, furniture and equipment applicable, in each case to secure the obligations of the Borrower and the Guarantor towards the Bridge Lenders under or arising from this Financing Offer. For greater certainty, Vayavision Sensing Ltd. is required to grant an Israeli floating charge on its assets, and the Borrower is required to grant an Israeli pledge agreement over the security it owns in Vayavision Sensing Ltd. (including any security in Vayavision Sensing Ltd. that the Borrower has acquired on or after the Effective Date) which must be registered in the Registry of Pledges of Israel.

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b)	The Guarantor must guarantee in favour of the Security Agent and the Bridge Lenders the performance of all of the obligations of the Borrower and the Guarantor towards the Bridge Lenders under or arising from this Financing Offer; provided however, that Vayavision Sensing Ltd.’s guarantee shall be enforceable against Vayavision Sensing Ltd. only to the extent, and up to the maximum amount, permitted under applicable law and that any payment obligation (in cash or in kind) under such guarantee shall only arise to the extent it does not constitute a prohibited distribution under the provisions of Chapter 2 of Part Seven of Israel’s Companies Law, 5759-1999.

8.1.2	The Borrower agrees to cause IQ, as lender under the IQ PRSI Loan, to enter into an intercreditor agreement in favor of the Bridge Lenders pursuant to which the IQ PRSI Loan is subordinated following the occurrence of an Event of Default (notwithstanding the provisions of section 5.1v) of the Appendix “A”- Other Conditions, “Event of Default” must include any default under the IQ PRSI Loan whatever the amount), be subject to a standstill of no more than 90 days for the exercise of IQ’s recourses under the security provided to secure the IQ PRSI Loan and that no capital and interest payments (other than any non-cash payment of interest in-kind or through capitalization) may be made until full reimbursement of all the loans granted by the Bridge Lenders hereunder.

8.1.3	The Borrower agrees to cause the creditors under the Convertible Notes Debt to subordinate their rights in favor of the Bridge Lenders in a form and with such terms satisfactory to the Bridge Lenders, including that the security granted in favor of such creditors must rank second to the Security, that no capital and interest payments (other than any non-cash payment of interest in-kind or through capitalization) may be made until full reimbursement of all the loans granted by the Bridge Lenders hereunder, that the maturity of such Convertible Notes Debt falls at least six (6) months after the Maturity Date, and that a standstill of a minimum of 90 days must apply for the exercise of such creditors’ recourses under the security provided to secure the Convertible Notes Debt.

8.2	Characteristics of the Security

8.2.1	The amount of the published hypothecs notwithstanding, the Bridge Lenders have no obligation to advance the amounts up to this amount, which is only a guaranty intended to protect the Bridge Lenders in case of additional Advances that it may voluntarily grant to the Borrower.

8.2.2	All the obligations, present and future, direct and indirect of the Borrower and the Guarantor toward the Bridge Lenders under the Financing Offer are guaranteed by the Security Agreements.

8.2.3	The security must be perfected and first-ranking at all times with respect to all assets intended to be covered thereby. Each Security Agreement must be in form and substance satisfactory to the Bridge Lenders and remain valid and in force at all times. The Security Agreements will include such corporate documents, legal opinions, search results and certificates as the Bridge Lenders may reasonably require. The Security may be published at the relevant intellectual property offices if requested by the Bridge Lenders.

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8.3	Appointment of Desjardins as Security Agent

8.3.1	Each of the Bridge Lenders irrevocably appoints Desjardins as security agent (in such capacity, the “Security Agent”) to exercise on its behalf the rights and powers granted to the Bridge Lenders or for their benefit under the Security and authorizes the Security Agent to take any action necessary for the performance of its duties. Whenever acting in such capacity, the Security Agent represents and binds all Bridge Lenders.

8.3.2	No Bridge Lender may exercise individually the rights and powers delegated to the Security Agent in connection with the Security, including the exercise of rights after the occurrence of a default under any Security Agreement.

8.3.3	The Security Agent is authorized to hold the Security on behalf of the Bridge Lenders and to execute in their name any Security Agreement. For greater certainty, the Security Agent is authorized to act as hypothecary representative (fondé de pouvoir) of the Bridge Lenders (notwithstanding that the Security Agent is also a Bridge Lender) for the purposes of any hypothec granted by the Borrower or the Guarantor pursuant to article 2692 of the Civil Code of Québec.

8.3.4	The Security Agent is authorized to act alone to release from the Security any property which is the subject to any disposition permitted by the Financing Offer.

8.3.5	Each Bridge Lender, pro rata to its share of the obligations under this Financing Offer, will indemnify the Security Agent (and its directors, officers, employees and agents), to the extent that the Security Agent is not reimbursed or does not otherwise recover same from the Borrower or the Guarantor, from and against all losses suffered or liabilities or expenses incurred by the Security Agent of any kind or nature when exercising its rights and powers, save any losses, liabilities or expenses resulting from the willful misconduct or gross fault of the Security Agent (or its directors, officers, employees or agents).

8.3.6	The Security Agent will only be liable to the Bridge Lenders for willful misconduct or gross fault, and will have no liability as a consequence of a failure of any person to fulfil its obligations or of any action authorized by the Bridge Lenders.

8.3.7	The Security Agent may resign by giving notice thereof to the Bridge Lenders. The resignation of the Security Agent will be effective on the earlier of (i) 30 days after such notice has been delivered or (ii) the appointment by the Bridge Lenders of a successor to the Security Agent, which must be a Bridge Lender. Promptly after being so appointed, any such successor must give notice thereof to the Bridge Lenders. From the effective date of its appointment, any such successor to will be vested in all the rights, powers and duties of Security Agent under the Security.

8.3.8	Upon a default under the Financing Offer, the Initial Bridge Lenders will negotiate in good faith among themselves the actions to be taken in connection with the Security and will instruct the Security Agent accordingly. Any determination made by the Initial Bridge Lenders hereunder will be binding on all Bridge Lenders. Notwithstanding the foregoing, any of the Bridge Lenders may instruct the Security Agent to take legal proceedings and enforcement measures under the Security after having provided in advance a notice to the other Bridge Lenders.

Terms and Conditions - Page 13 of 14

8.3.9	Any legal proceedings and enforcement measures under the Security will be taken by the Security Agent, as agent for the Bridge Lenders; at the Security Agent’s request, all Bridge Lenders must join the Security Agent in such proceedings or enforcement measures. No Bridge Lender may take any legal proceeds or enforcement measures under the Security individually.

8.4	No contestation

The parties hereto shall not contest the validity, perfection, publication, priority or enforceability of any Security granted by the Borrower and the Guarantor to any Bridge Lender, including in their capacity as creditor under indebtedness permitted under Section 7.1.1a).

8.5	Voluntary Repayments

The Borrower may repay without penalty all or a portion of the outstanding principal amount under the Bridge Loans and may pay all or a portion of any other amounts owing under the Financing Offer, all such payments to be made on a pro rata basis to the Bridge Lenders.

8.6	Limitations on Bridge Lender’s Obligation to Fund

Each Bridge Lender’s obligation to fund Advances is limited to such Bridge Lender’s under its respective Bridge Loan. The obligations of the Bridge Lenders hereunder are not solidary and are not joint and several, and no Bridge Lender is responsible for the obligations of any other Bridge Lender.

9.	INTERCREDITOR

9.1	Pari Passu Ranking among the Bridge Lenders and Desjardins, as Existing Lender

9.1.1	The rights of the Existing Lender under the security granted pursuant to the Existing Desjardins Loan and the rights of the Bridge Lenders and the Security Agent (collectively with the Existing Lender, the “Secured Parties”) under the Security that has been granted in favour of the Security Agent, which is valid and perfected over the same property (collectively, the “Common Security”), will rank equally and pari passu.

9.1.2	All payments received by the Secured Parties from enforcement of the Common Security or distributions made by an Insolvency Administrator from proceeds of collateral will be applied and distributed by the recipient as follows:

(a)	first, to the Bridge Lenders in repayment of the principal amounts owed under the Financing Offer representing the amounts effectively disbursed to the Borrower (excluding, for greater certainty, the IQ Issue Discount, the FS LT Issue Discount or any issue discount applicable to an Additional Bridge Lender), on a pro rata basis among the Bridge Lenders, up to a maximum aggregate amount of US$9,000,000; and

(b)	second, to (i) the Bridge Lenders for other amounts owed under the Financing Offer, including any interest, but excluding the IQ Issue Discount, the FS LT Issue Discount or any issue discount applicable to an Additional Bridge Lender, and (ii) the Existing Lender for all amount owed under the Existing Desjardins Loan other than the amendment fee of a maximum of US1,000,000 that will be due to the Existing Lender as a compensation for authorizing the indebtedness under this Financing Offer and its pari passu feature (the “Desjardins Amendment Fee”), on pro rata basis among the Bridge Lenders and the Existing Lender.

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(c)	third, to (i) the Bridge Lenders for the IQ Issue Discount, the FS LT Issue Discount or any issue discount applicable to an Additional Bridge Lender and (ii) to the Existing Lender for the Desjardins Amendment Fee, on a pro rata basis among the Bridge Lenders and the Existing Lender.

9.1.3	Any amount received by any of the Secured Parties to be distributed in accordance with Section 9.1.2 will be held by the recipient thereof until distribution as depositary for the benefit of the person(s) to whom the distribution must be made.

9.1.4	The Secured Parties will make from time to time among themselves such adjustments as may be necessary to give effect to Section 9.1.2 in the event that a payment to be allocated in accordance with such Section 9.1.2 has not been distributed pursuant to such allocation.

10.	AMENDMENTS

The Borrower expressly acknowledges that this Financing Offer reflects the complete agreement between it and the Bridge Lenders and no amendment whatsoever in its provisions may be enforced on the Bridge Lenders, unless this amendment has been recorded in a written document distinct from this Financing Offer and signed by each Initial Bridge Lender and the Borrower.

11.	AGREEMENT HAVING THE VALUE OF A CONTRACT

Once accepted and signed by the Borrower and the Guarantor, where applicable, this consolidated Financing Offer is deemed to constitute the loan contract between the Borrower and the Bridge Lenders and the guarantee between the Guarantor and the Bridge Lenders, where applicable.

12.	ACCEPTANCE PERIOD

By accepting this Financing Offer, the Borrower confirms that all the documents and information of a financial or other nature that it has provided the Bridge Lenders to obtain this Financing Offer are true and complete. Should they prove to be inaccurate or incomplete, this Financing Offer may be cancelled at any time at the discretion of the Bridge Lenders.

This Financing Offer is valid for acceptance until August 19, 2024. When that deadline has expired, the Bridge Lenders may modify or withdraw it. As long as this Financing Offer has not been accepted, the Existing Financing Offer continues to apply and have full force and effect.

13.	EARLY TERMINATION OF THIS FINANCING OFFER

If all of the conditions precedent provided in Section 7.3 have not been fulfilled or waived on or before August 19, 2024, this Financing Offer will not come into effect.

14.	LANGUAGE CLAUSE

The parties hereto have specifically required that this Agreement and all related documents be drafted in English. Les parties aux présentes ont expressément requis que la présente convention et tous les documents accessoires soient rédigés en anglais.

FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC, as Bridge Lender

Per:	/s/ Jocelyn Larouche		Per:	/s/ Alexandre Chapdelaine
	Name:	Jocelyn Larouche		Name:	Alexandre Chapdelaine
	Title:	Director, National Accounts, North Western Quebec		Title:	Managing Director and Market Lead, National Accounts, North Western Quebec

INVESTISSEMENT QUÉBEC, as Bridge Lender

/s/ Sébastien Plante
Name:	Sébastien Plante
Title:	Director Principal, Investissement spécialisé -- Québec

FS LT HOLDINGS LP, by its general partner FS INVESTMENT, L.P., by its general partner NICK STONE MANAGEMENT II, LLC, as Bridge Lender

/s/ Nick Stone
Name:	Nick Stone
Title:	Manager

BORROWER’S ACCEPTANCE

The Borrower and the Guarantor acknowledge having reviewed this Financing Offer, including what appears in the OTHER CONDITIONS Appendix attached hereto and accept all their terms and conditions.

The Borrower agrees accordingly to sign any document to give full effect to the undertakings provided in this Financing Offer.

LEDDARTECH HOLDINGS INC.

/s/ Frantz Saintellemy
Name:	Frantz Saintellemy	Name:
Title:	President and Chief Executive Officer	Title:

Signed at	Montreal	this	August 16	2024

The Guarantor agrees accordingly to sign any document to give full effect to the undertakings provided in this Financing Offer.

VAYAVISION SENSING LTD.

/s/ Frantz Saintellemy
Name:	Frantz Saintellemy	Name:
Title:	Chief Executive Officer	Title:

Signed at	Montreal	this	August 16	2024

INTERVENTION OF THE EXISTING LENDER

The Existing Lender hereby intervenes to this Financing Offer for the purposes of accepting the terms and conditions of Section 9 (Intercreditor).

FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC, as Existing Lender

Per:	/s/ Jocelyn Larouche		Per:	/s/ Alexandre Chapdelaine
	Name:	Jocelyn Larouche		Name:	Alexandre Chapdelaine
	Title:	Director, National Accounts, North Western Quebec		Title:	Managing Director and Market Lead, National Accounts, North Western Quebec

Appendix A - Page 1 of 16

APPENDIX “A” – OTHER CONDITIONS

1. dEfinitions

For interpreting the Financing Offer, in addition to the terms and expressions defined therein, those provided below have the following meaning:

1.1 $ or Canadian dollar: the legal tender in Canada.

1.2 US$ or American dollar: the legal tender in the United States of America.

1.3 Account(s): means the operating account or accounts in $ or, where applicable, in US$ maintained by the Borrower at Desjardins or any caisse member of Mouvement des caisses Desjardins designated by Desjardins in consultation with the Borrower.

1.4 Advance: any direct advance of funds under the Financing Offer.

1.5 Business Day: means a day on which financial services cooperatives and banks are open for business in Montréal and Toronto, excluding Saturday and Sunday; where such term is used in the context of an Advance in US Base Rate, such day must also be a day on which banks are open for business in New York City.

1.6 Control: (including any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person (whether through ownership of securities or partnership or trust interests, by contract or otherwise); without limiting the generality of the foregoing (i) a person is deemed to Control a corporation if such person (or such person and its affiliates) holds outstanding shares or other rights carrying more than 50% of the voting power in the election of the board of directors of the corporation; (ii) a person is deemed to Control a partnership if such person (or such person and its affiliates) holds more than 50% in value of the equity of the partnership; (iii) a person is deemed to Control a trust if such person (or such person and its affiliates) holds more than 50% in value of the beneficial interests in the trust; and (iv) a person that controls another person is deemed to Control any person controlled by that other person.

1.7 Convertible Noteholders: means any investor that has purchased a Convertible Note issued pursuant to the Subscription and includes any investor that may purchase a Secured Convertible Note issued pursuant to a subscription agreement from time to time.

1.8 Convertible Notes Debt: means all present and future obligations of the Borrower and the Guarantor or their subsidiaries to the Convertible Noteholders arising out of the Convertible Notes or the related Convertible Notes Debt documents;

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1.9 Default: means the occurrence of one of the events contemplated in section 5.1 of this Appendix.

1.10 Distributions: means (i) any payment, declaration of dividend or other distribution, whether in cash or property, to any holder of shares of any class of a Person; (ii) any repurchase, redemption, retraction or other retirement or purchase for cancellation of shares of a person, or of any options, warrants or other rights to acquire any of such shares; (iii) the payment of commission fees, guarantee fees and other fees or amounts to any holder of capital stock of a Person; or (iv) any bonus, fee or like payment to any shareholder, partner, director or officer of the Borrower or affiliate of the Borrower, excluding however performance and retention bonuses and like payments to employees and payments made a Person for goods purchased or services rendered in the ordinary course of business of a person.

1.11 Exchange Rate: means the indicative rate of the Bank of Canada publishes at about 4:30 pm on the Business Day preceding the conversion date.

1.12 Existing Desjardins Loan: means the loan in a principal amount of $30,000,000 made available by the Existing Lender to the Borrower pursuant to an amended and restated financing offer dated as of April 5, 2023, as amended to the date hereof.

1.13 Insolvency Administrator: means a trustee in bankruptcy, a liquidator, a receiver, a monitor and any other Person performing similar functions under any bankruptcy, restructuring, winding-up, liquidation, reorganization or insolvency proceeding;

1.14 IQ PRSI Loan: means the loan in a principal amount of $19,800,000 made available by Investissement Québec to the Borrower pursuant to a loan agreement dated as of January 23, 2020.

1.15 Liquidity Event: means (i) a change of Control of the Borrower, (ii) a sale of all or substantially all of the assets of the Borrower or the grant of an exclusive license (save to a Subsidiary of the Borrower in the normal course of business) of substantially all of the intellectual property of the Borrower and of its Subsidiaries, (iii) the occurrence of a Default, (iv) Maturity Date if the Follow On Offering has not closed on or prior to the Maturity Date and (v) October 15, 2024 unless either (a) the conditions precedent for the disbursement of the second Advance under the Bridge Loans have been met under Section 7.4 for at least one Initial Bridge Lender and such Initial Bridge Lender has proceeded with the disbursement of the second Advance of its Bridge Loan or (b) the Borrower has raised equity funding sufficient to meet its minimum available cash covenant under the Existing Desjardins Loan until the Maturity Date.

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1.16 Material Adverse Change: means (i) a material adverse change in the financial situation, operating results, operations, business prospects or assets of the Borrower or a Guarantor, occurring after the date on which were provided the information or documents used as the basis for the Bridge Lenders to issue the Financing Offer; (ii) depending on the context, the date considered, an adverse change affecting or likely to materially affect, in the reasonable opinion of the Initial Bridge Lenders, the capacity of the Borrower or a Guarantor, to reimburse or pay when due the amounts payable or able to become payable or to perform its obligations pursuant to this agreement or of the Security in favour of the Security Agent on behalf of the Bridge Lenders; or (iii) without limiting the generality of the foregoing, any situation likely, in the reasonable opinion of the Initial Bridge Lenders, to materially increase their risk.

1.17 Material Contracts: means any contract or agreement to which the Borrower or a Guarantor is a party or by which it is bound which is material to the business of that person, having regard to its subject matter or the potential consequences of breach or termination, and the termination or cancellation of which (prior to its scheduled termination date) could cause a Material Adverse Change.

1.18 PCMLTFA Regulations: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act and any other similar law, as well as all regulations, orders, instructions and guidelines adopted or issued pursuant to any of these laws.

1.19 Permitted Liens means:

a) charges imposed or arising by operation of law (including for greater certainty tax charges and landlord statutory liens), in each case, in respect of obligations not yet due or which have been postponed or are being contested in good faith and by appropriate proceedings to the extent that adequate reserves are maintained;

b) pledges or deposits made in the ordinary course of business in connection with bids, tenders, leases or contracts or to comply with the requirements of any legislation or regulation applicable to the Borrower and the Guarantor or their business or assets;

c) title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the value, use or marketability of the property for the purposes for which it is held;

d) any lien imposed or arising by operation of law of any craftsman, workman, builder, contractor, supplier of materials, architect, engineer or subcontractor or any other similar statutory lien related to the construction or the maintenance of the assets of a person, provided that any such lien is not registered or published or that such person has not received a notice in respect of same in accordance with any law, or if notice has been given or if such lien is registered or published, provided that such person causes its cancellation within less than 15 days of its registration or publication or that the validity of such lien is being contested diligently and in good faith by such person and that such person shall have deposited with a Bridge Lender, an amount in cash (or a satisfactory guarantee, including as to matters such as the amount thereof, the financial capacity and rating of any Person called upon to provide such guarantee and the terms and conditions of such guarantee) sufficient to pay the principal, interest and accessory fees which may be owing by such person should such contestation be unsuccessful;

Appendix A - Page 4 of 16

e) liens in favour of Investissement Quebec to secure the IQ PRSI Loan, which are subordinated in rank to the liens granted pursuant to the Security Agreements;

f) liens in favour of the Existing Lender to secure the Existing Desjardins Loan, which are ranking pari passu to the liens granted pursuant to the Security Agreements;

i) liens in favour of the Convertible Noteholders to secure the Convertible Notes Debt, which are subordinated in rank to the liens granted pursuant to the Security Agreements;

g) fixed pledges over deposits in the bank accounts of the Guarantor in favour of Bank Hapoalim Inc. and Bank Leumi le-Israel B.M. securing credit cards and bank guarantees, provided that the aggregate amount of the obligations of the Guarantor secured under such fixed pledges will not at any time exceed the sum of 800,000 NIS; and

h) other liens consented to by the Initial Bridge Lenders from time to time.

1.20 Premium: means the rate differential specified in the Financing Offer which must be added to the US Base Rate, for the purposes of determining the US Base Rate.

1.21 Security Agreement(s): means any document or agreement evidencing or relating to the Security, as amended, supplemented or restated.

1.22 Subscription Agreement: means that certain subscription agreement entered into on June 12, 2023 among, inter alios, the Borrower, as the company, certain Convertible Noteholders and other Convertible Noteholders that may become a party thereto from time to time by executing a joinder agreement, as same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

1.23 Subsidiary means a person which is Controlled by another person.

1.24 US Base Rate: means, for any day, the greater of: (a) the variable annual interest rate that Desjardins establishes from time to time as its preferred US reference rate then in force to determine the interest rates on commercial loans granted by Desjardins in Canada in US dollars, and (b) the federal funds effective rate in effect on such day (and if such day is not a Business Day, then on the preceding Business Day), plus 1.00%; the term “federal funds effective rate” means the rate usually designated as such and as published by the Federal Reserve Bank of New York for the relevant Business Day, or if such rate is not available on any Business Day, the rate that the Agent is prepared to offer, at approximately 9:00 a.m. on such day, for taking overnight deposits in US Dollars in New York.

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2. statements and representations of THE BORROWER and the Guarantor

2.1 The Borrower acknowledges having reviewed the provisions of the Financing Offer, including those in this Appendix, and agrees to respect them all.

2.2 The Borrower and the Guarantor, where applicable, declare and guarantee to the Bridge Lenders the following in their name and in the name of each of their subsidiaries:

i) where applicable, they are duly constituted corporations and comply with the laws and regulations that govern them, they have the powers, capacities, permits and authorizations necessary to sign this agreement, the Security and to operate their business; moreover, this agreement and the Security have been duly authorized according to law, their articles, regulations and by-laws;

ii) they have all the permits, licences, trademarks, authorizations, patents, rights (including intellectual property rights) and insurance required to operate their business;

iii) there has been no Material Adverse Change since the date of their last annual or interim financial statements presented to the Bridge Lenders. These financial statements faithfully represent the financial situation of the Borrower as at the date of their preparation. They have not incurred and do not expect to incur any material liability of which the Bridge Lenders have not already been informed;

iv) as of the date hereof they are not involved in any legal proceeding or dispute and thereafter that they are not involved in any legal proceeding or dispute that could cause a Material Adverse Change;

v) they are not in default of the contracts binding upon them, laws and regulations applicable to the operation of their business or pursuant to decisions, orders, instructions, directives, licences, permits or certificates given or issued pursuant to these laws and regulations except for defaults, where any, that could not cause a Material Adverse Change on their financial situation, their capacity to operate their business or their capacity to satisfy their obligations pursuant to this agreement and the Security; the fact of compliance there is to their knowledge, no reason that could result in the suspension, cancellation, revocation of such licenses, permits or certificates;

Appendix A - Page 6 of 16

vi) they are not in default of a judgment, order, ordinance, injunction, decree or decision of any tribunal, office, arbitrator, commission or other similar authority, of legislation and regulations applicable to the operation of their business, their assets as well as with respect to the environmental requirements and standards applicable to them;

vii) all their tax debts, including deductions at source, GST, QST and income taxes as well as all taxes or assessments whose payment is guaranteed or can be by a priority or by a legal hypothec are up to date and paid without subrogation;

viii) they have a good and valid ownership title to the assets covered by the Security required by the Bridge Lenders and the said assets are free from any priority, hypothec, reservation of ownership or other right except with respect to (i) those that will be paid and extinguished further to the disbursement of the loans provided in the Financing Offer; or (ii) Permitted Liens;

ix) no authorization, consent or exemption is necessary to give effect to the Financing Offer and to the Security, other than those required from their respective directors and shareholders, as applicable;

x) they are not the object of a labour conflict except for complaints in the normal course of business, no such conflict is expected and they are not bound by any collective agreement, other than what has been disclosed to the Bridge Lenders in a writing from the Borrower or the Guarantor, if any;

xi) the Subsidiaries which are not a guarantor under this agreement do not own or develop assets which are or may become necessary for the operations of the Borrower and the Guarantor; and

xii) all of the intellectual property and source codes owned by the Borrower and its Subsidiaries that are financed by the National Technological Innovation Authority of Israel (the “IIA”) have been the subject of the IIA approval obtained in connection with the Security required hereunder (except that such representation will be true in respect of the Security Agreement to be delivered pursuant to Section 8.1.1a) once such Security Agreement has been executed).

2.3 PCMLTFA Regulations. The Borrower declares and guarantees the Bridge Lenders that the Bridge Loans made available to it pursuant to the Financing Offer are obtained to meet its own needs and that they are not in any way obtained for the use or benefit of a third party not mentioned in the Financing Offer.

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The Bridge Lenders may refuse to act on the Financing Offer if they consider, at their sole discretion, that they are not able to comply with the PCMLTFA Regulations, whether because of a lack of information or for any other reason. Moreover, the Bridge Lenders may cancel the Financing Officer at any time by sending the Borrower 30 days’ notice to this effect if they determine, at their sole discretion, that there is a situation of non-compliance with the PCMLTFA Regulations relative to the Financing Offer or to the Borrower, it being understood that (i) such notice must describe the situation of non-compliance and, where applicable, the actions to be taken to remedy it, and (ii) the notice will be without effect if the situation of non-conformity is remedied to the full satisfaction of the Bridge Lenders before the expiration of the 30-day period. In case of such cancellation, the Bridge Lenders may require the total and immediate reimbursement of any sums lent, interest accrued and any other amount payable by the Borrower pursuant to the Financing Offer and any other loan contract signed with the Bridge Lenders, including the payment of penalties for prepayment as provided in the Financing Offer.

3. CONDITIONS PRECEDENT TO ANY DISBURSEMENT

3.1 Before any disbursement, the Initial Bridge Lenders must be satisfied with the following documents that must have been provided to it by the Borrower:

i) a copy of its articles of incorporation and any subsequent amendments, where any, as well as any by-law, resolution or other document authorizing the borrowings and Security provided herein and designating the authorized signatory or signatories to sign the documents required to give effect to this agreement, as well as all the same documents for its subsidiaries, where any;

ii) proof of insurance in accordance with the requirements of the Financing Offer and the Security and designating the Security Agent as hypothecary creditor;

iii) an attestation of an officer of the Borrower with respect to certain issues of fact, including the absence of significant change in the situation of the Borrower and its subsidiaries and with respect to the absence of default under the terms of the Financing Offer;

iv) the guarantees required have been furnished and the Security required from the Borrower and the Guarantor, where any, have been published where the law requires and have the required rank;

v) the Borrower must have paid the Initial Bridge Lenders the analysis and administrative fees, the appraisal fees incurred by the Initial Bridge Lenders and the fees for the preparation and publication of the required Security, including the legal fees and all other fees provided in the Financing Offer;

Appendix A - Page 8 of 16

vi) the Initial Bridge Lenders must have received a satisfactory reasoned opinion from the legal advisers of the Borrower and a satisfactory reasoned opinion of the legal advisers that it engaged for the taking and publication of the Security;

vii) any other document, duly signed if appropriate, deemed necessary or useful by the Initial Bridge Lenders or their legal advisers to give full effect to the Financing Offer and required Security;

viii) the Initial Bridge Lenders are satisfied as to the absence of a Material Adverse Change.

4. GENERAL OBLIGATIONS OF the Borrower

4.1 Until all the amounts owed to the Bridge Lenders pursuant to the Financing Offer have been entirely repaid, the Borrower and the Guarantor, where applicable, must:

i) hold, maintain and renew as necessary the permits, licences, trademarks, permissions, insurance, rights, privileges, contracts, agreements, leases, franchises, authorizations and patents required to operate their business;

ii) use the financing granted by the Bridge Lenders pursuant to the Financing Offer for the purposes provided therein or those otherwise agreed with the Initial Bridge Lenders in writing;

iii) pay, punctually, any tax, assessment, levy, income tax or other fee whose payment is secured by priority, legal hypothec, security or other charge, without subrogation nor consolidation, except for any such taxes the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves to the satisfaction of the Initial Bridge Lenders are being maintained. At the request of the Initial Bridge Lenders, the Borrower or the Guarantor, as appropriate, must provide satisfactory confirmation of the payment of any tax, assessment, levy, income tax or other fee;

iv) operate their business in compliance, in all material respects, with all applicable laws and regulations, including any laws and regulations on environmental protections;

v) agree that each of their assets found on premises belonging to third parties be clearly identified as their property, even if these assets are covered by registrations in the Register of Personal and Movable Real Rights as being leased assets or the subject of a reservation of ownership;

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vi) maintain the assets charged by the Security free and clear of any charge other than Permitted Liens;

vii) maintain on their assets the insurance required by the Financing Offer and the Security;

viii) provide the Initial Bridge Lenders, on demand, all information and documents about them that it may reasonably request;

ix) on 48-hours notice and during business hours where appropriate, allow the representatives of the Initial Bridge Lenders to visit their places of business and to have access to them, examine their records and books of account and make the copies or extracts they deem necessary;

x) notify the Initial Bridge Lenders in writing of the occurrence of any fact or event that could constitute a case of Default;

xi) respect any other obligation provided in the Security;

xii) do business with each of its subsidiaries on terms that are those given to any arm’s length party; this undertaking does not apply to (i) dealings between the parties to the Financing Offer or (ii) dealings financed or authorized under the Financing Offer;

xiii) immediately notify the Initial Bridge Lenders in writing of any problem associated with the environment and any hazardous materials and substances likely to have harmful effects on their assets, their equipment or their activities, arrange at their expense any necessary or desirable cleaning measures and provide on request from the Initial Bridge Lenders all information of an environmental nature;

xiv) keep the Accounts at Desjardins;

xv) maintain liability (including cybersecurity) insurance as well as insurance coverage on their assets encumbered by the Security against loss and damage caused by fire or any other risk, payable to the Bridge Lenders, for the full insurable value of these assets, to the satisfaction of the Initial Bridge Lenders. The insurance policies must not contain any co-insurance clause. This insurance must be taken with insurers selected by the Borrower but not disapproved by the Initial Bridge Lenders and the Borrower or the Guarantor, as appropriate, must pay the premiums when due and provide the Initial Bridge Lenders proof their payment, including a copy of the certificates of insurance. These insurance policies must contain a hypothecary clause in favour of the Security Agent whose wording is acceptable to the Initial Bridge Lenders and provide that all losses are payable to it in priority according to its interests. These policies must also contain a clause under whose terms the insurer must inform the Security Agent at least thirty (30) days before cancelling, terminating or modifying the insurance coverage and to this effect, the Borrower or the Guarantor, as appropriate, agree to fill out any form reasonably required by the Security Agent. If deemed appropriate, it may also obtain, at the expense of the Borrower, an insurance consultant’s report on the extent of the coverage offered by the insurance policies required under the terms of the Financing Offer.

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5. Defaults

5.1 The Borrower is in default in each of the following cases:

i) if it fails to respect, taking into consideration applicable waivers and after the applicable notice, grace or cure period, any of the obligations provided in the Financing Offer, the Security Agreements or any other contract or agreement with the Bridge Lenders;

ii) if a statement, representation or guarantee made by the Borrower or the Guarantor in relation to the Financing Offer proves to be false or misleading with respect to an element deemed material by the Initial Bridge Lenders;

iii) if the Borrower or the Guarantor becomes insolvent, bankrupt or in liquidation or files any proceedings under the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act or any other laws with a view to effect a reorganization, restructuring or liquidation;

iv) if the assets of the Borrower or of the Guarantor are taken in possession by a creditor, trustee, receiver or other third party, are the subject of notice of exercise of a hypothecary right, a notice of suspension of collection of receivables or are seized;

v) if the Borrower is in default under any agreement or agreements relating to indebtedness (other than the Bridge Loans under this Financing Offer) exceeding $500,000 in the aggregate if the effect of such default is to accelerate or to permit the acceleration of such indebtedness and such default continues after the applicable notice or grace period, if any;

vi) if the Borrower defaults in the performance of any of its other obligations under any Material Contracts or if a Material Contract is terminated prior to its initial term;

vii) a final judgment or order for the payment of money due has been entered into or obtained against the Borrower or the Guarantor in an amount in excess of $500,000 and such judgment or order has not been discharged or stayed pending appeal within the applicable appeal period;

viii) if a person or a group of persons acting in concert acquires the Control of the Borrower;

Appendix A - Page 11 of 16

ix) if any person or a group of persons acting in concert (in each case, other than any existing shareholders) acquires after the date hereof more than 35% of the ownership interest in the Borrower without the prior written consent of the Initial Bridge Lenders, acting reasonably; or

x) if there occurs, in the reasonable opinion of the Initial Bridge Lenders, a Material Adverse Change.

5.2 If the Borrower becomes in default, any Bridge Lender can, subject to all its other rights and remedies:

i) declare as immediately due and payable, without notice, the entire amount of the loans, in principal and interest, and such Bridge Lender may exercise all its rights and remedies provided by law, the Financing Offer and the Security, subject to the terms of Section 8.3.8;

ii) require the total and immediate repayment of the amounts lent, interest accrued and any other amount payable by the Borrower pursuant to the Financing Offer and any other loan agreement signed with the Bridge Lender and, where applicable, the payment of penalties to prepay as provided in the Financing Offer;

iii) in the case of Desjardins, proceed to freeze the Account and not allow any drawdown or withdrawal of funds;

iv) refuse to proceed to the disbursement of financing not yet disbursed;

v) increase the applicable Premium by 5%;

provided that that all indebtedness of the Borrower under the Financing Offer and the Security will automatically become due and payable without any notice upon the occurrence in respect of the Borrower of any default specified in Sections 5.1iii) and 5.1iv) of this Appendix.

5.3 The Bridge Lenders may, at their sole discretion, grant deadlines, waive guarantees or Security, make compromises or arrangements and, generally, deal with the Borrower without affecting its rights and remedies against the Security, when applicable.

6. FEES

6.1 The Borrower must pay the Initial Bridge Lenders all fees incurred by the Initial Bridge Lenders in relation to the Financing Offer and the preparation of the Security it provides, and specifically but without limitation, all expenses to recover the amounts due, the fees for the enforcement of Security, the costs of preservation, the fees and expenditures payable by the Initial Bridge Lenders to various legal advisers, surveyors, assessors and other experts whose services are retained by the Birdge Lenders until fully reimbursed.

Appendix A - Page 12 of 16

7. INTEREST

7.1 Applicable Rates: For the Advances pursuant to the Bridge Loans bearing interest at the US Base Rate, the Borrower must pay the Bridge Lenders in US Dollars the interest applicable to such Advance at the “federal funds effective rate”, where rates are calculated on the basis of a 360 day year, and payable monthly in arrears on the fifth day of each month, and upon maturity, increased by the Premium applicable to the US Base Rate.

7.2 Interest. The following provisions apply to the payment of the interest:

i) any Advance earns interest, both before and after demand and until complete payment on the rate that is applicable to it;

ii) the interest is calculated daily on the basis of a 365-day year except for Advance in US Base Rate when the “federal funds effective rate” applies where rates are calculated on the basis of a 360-day year, and payable monthly in arrears on the fifth Business Day of each month, and upon maturity.

iii) in case of Default of a payment of interest relative to an Advance after its maturity date, the interest on any such amount is calculated at the annual rate applicable to the principal that produces it starting its maturity date, compounded monthly and payable on request;

iv) notwithstanding any contrary or incompatible provisions of the Financing Offer, in the eventuality where, for the purposes of establishing the interest rate applicable to an Advance, the US Base Rate by excluding the Premium that is applicable to it, becomes negative or below zero percent (0%), such rate will then be deemed to be equal to zero percent (0%), subject to being increased by the Premium applicable to them.

7.3 Determination by the Bridge Lenders. The determination by a Bridge Lender of the applicable interest rate and the calculation of the interest payable are, absent an obvious error, definitive and binding on the Borrower.

7.4 Adjustment of rates. The Bridge Lenders reserve the right to increase or otherwise modify the interest rate or rates indicated in the Financing Offer, including the Premium, in the case of a change to a law, directive of the Bank of Canada or other requirement whose effect could be to increase the cost assumed by the Bridge Lenders or reduce any amount that it would have received otherwise, by way of 60 days’ notice given to the Borrower.

Appendix A - Page 13 of 16

8. paYment

8.1 Payments on non-Business Days. If the date of a payment for the Bridge Loans falls on a day that is not a Business Day, payment must be on the first Business Day that follows and interest runs in the interval.

8.2 Currency of payments. Payment should be made in American dollars.

8.3 Currency conversion. If it becomes necessary to proceed to a conversion of currency in Canadian dollars in connection with any of the Bridge Loans, specifically in the case of collection measures, the Borrower acknowledges that the Bridge Lenders may, at their sole discretion, make the conversion at the Exchange Rate in force on the date of taking the said measures, the date of the judgment or, in all other cases, the date on which the conversion must be made. If a change in the Exchange Rate occurs between the conversion date and the payment date of the amount owing, the Borrower must, on the latter date, pay the Bridge Lenders any additional amount that may be required so that the amount paid on that date in Canadian dollars is equal, after having been converted at the Exchange Rate on the date of the payment, to the amount then owing in US dollars. Any amount payable by the Borrower pursuant to the preceding is a distinct debt and is not affected by a judgment obtained for any other amount owing because of or on the terms herein.

8.4 Allocation of payments. Unless otherwise provided for herein, all amounts collected by the Borrower or any other person or from the proceeds of the enforcement of the Security or from any other source can be allocated by the Bridge Lenders in payment or reduction of any debt owed to it by the Borrower, and this at the discretion and the choice of the Bridge Lenders. To the Bridge Lenders’ discretion, these amounts are first allocated to the accrued interest, the payment of the life insurance and disability insurance subscribed, where any, in relation with the Financing Offer and then to the reimbursement of the principal of the various bridge loans, in the order selected by the Bridge Lenders. In the case of a split loan including several tranches, if a payment does not allow making the repayments owing with respect to the various tranches, the allocation of the payment is made at the discretion of the Bridge Lenders on one or another of the tranches.

8.5 Prima facie evidence. Each Bridge Lender keeps in its books a loan register attesting to the total of the debt of the Borrower to such Bridge Lender under the terms of the Financing Offer. This register constitutes, absent obvious errors, prima facie evidence of the total on this date, the date of any Advance and the total of the amounts paid from time to time by the Borrower with respect to the principal and the interest of this debt, fees and other amounts payable under the terms of this agreement, all subject to any other form of confirmation and without limiting the right of the Bridge Lenders to prove the amounts owed to them by any other legal means.

Appendix A - Page 14 of 16

9. PREPAYMENT

9.1 Expected payments unchanged. A prepayment does not relieve the Borrower of its obligation to continue making the payments expected in the Financing Offer.

10. VARIOUS PROVISIONS

10.1 Absence of novation. No novation results from the Financing Offer accepted by the Borrower with respect to the financing already granted to it by the Bridge Lenders (unless there is a written understanding to the contrary between the parties) and the Security already granted to the Bridge Lenders remain fully in force, the Bridge Lenders expressly reserving all the hypothecs in the Security Agent’s favour on behalf of the Bridge Lenders. The parties acknowledge moreover that the Financing Offer can be amended, modified, consolidated without creation novation, such that the Security obtained in favour of the Security Agent on behalf of the Bridge Lenders continue to secure the obligations of the Borrower under the terms of the Financing Offer so modified, amended or consolidated.

10.2 Accounting Terms. Subject to the definitions provided in the Financing Offer, the accounting terms used in the Financing Offer have the meaning given them by the accounting standards for private enterprises by the Chartered Professional Accountants of Canada or pursuant to IFRS international accounting standards, according to the standards adopted by the Borrower.

10.3 Solidarity. The Guarantor hereby makes a commitment to the Bridge Lenders as solidary Guarantor of the Borrower.

10.4 Notice and election of domicile. Any notice required pursuant to this agreement is sufficient if it is recorded in writing and sent by a method of communication that allows the sending party to prove its delivery. Any notice from the Borrower or the Bridge Lenders must be sent to the recipient of such notice at the address indicated on the signature page of the parties concerned in the Financing Offer or to the address of his domicile in the case of an individual, and in the other cases, to the address of its elected domicile according to the following provisions. All such notice is deemed received by its recipient on the day of its delivery on a Business Day or on the third (3rd) Business Day after its being mailed or on the Business Day of its electronic transmission before 3 p.m. Any legal entity that is party to the Financing Offer elects domicile at the place and address of its head office. Any other partnership that is party to the Financing Offer elects domicile at the address of its principal establishment. Any change of address must be communicated without delay by one party to the other parties.

Appendix A - Page 15 of 16

10.5 Communications. Each signatory to the Financing Offer, in whatever capacity but excluding the Bridge Lenders, authorizes the Bridge Lenders, until full payment of any amount due by the Borrower, to obtain information related to the credit, financial situation, compliance or other matter concerning such signatory and able to interest a lender acting reasonably and, for this purpose, each signatory authorizes the Bridge Lenders to communicate with any other financial institution, credit agency, its accountants and auditors, government agency and more generally with any competent authority for the purpose of obtaining the information and documents appropriate in the opinion of the Bridge Lenders. The parties must agree as to form and content, as well as timing, of any public announcement in connection with the Financing Offer by the Bridge Lenders.

10.6 Assignment. The Bridge Lenders may offer or assign, in part or in whole, its rights in the Financing Offer and the Security to a Bridge Lender entity (in which case the Borrower agrees as of now to purchase a qualifying share if necessary) or to any other financial institution at the choice of the Bridge Lenders with the prior written consent of Desjardins. The Borrower authorizes the Bridge Lenders to disclose all information of a financial nature or otherwise required as part of the granting of such an option, transfer or participation.

10.7 Non Assignment. The rights resulting from the Financing Offer may not be assigned or transferred by the Borrower to anyone without the prior written consent of the Bridge Lenders and on the conditions the Bridge Lenders set.

10.8 Successors and assigns. The Financing Offer is binding on the Borrower, its successors and assigns as well as the Bridge Lenders, their successors and assigns.

10.9 Consultants. The Borrower acknowledges that the Bridge Lenders may require the opinion of an auditor or independent consultant for everything concerning the Borrower, the Guarantor and their assets.

10.10 Compensation. If a law, regulation, directive or policy to be generally applied to financial institutions, emanating from an administrative authority or another institution, with executory force or to which a Bridge Lenders is required to comply voluntarily or the creation of a tax or levy other than on the income of such Bridge Lender or a decision of a competent tribunal has the effect (i) of increasing for such Bridge Lender the cost of the Advances, where applicable, or (ii) reducing the income or yield resulting to it from these Advances, letters, acceptances or instruments, or (iii) increasing the cost it must support for the unused portion of the Loans or (iv) obliging it to pay or collect a levy or income tax with respect to the Bridge Loans, such Bridge Lender may send the Borrower a notice indicating the amount of this additional cost or this revenue or yield reduction, whatever its cause; this notice is prima facie proof of the amount of this additional cost or of this reduction of income or yield, and within two Business Days of its receipt, the Borrower must pay this amount to such Bridge Lender.

Appendix A - Page 16 of 16

10.11 Silence. The silence of the Bridge Lenders, their negligence or delay in exercising a right or remedy that is granted to them pursuant to this agreement must never be interpreted against them as a waiver.

10.12 Other documents. The Borrower, as well as the Guarantor, agrees to sign any other document that may be required by the Bridge Lenders to give full effect to the obligations, representations, warranties and undertakings provided in the Financing Offer.

10.13 Personal information and identification of the signatories. For the purposes of verifying the identity of the signatories and their representatives, the Bridge Lenders require that their legal advisers may verify the identity of the individuals who act for them or as representative of an entity that is party to the Financing Offer, in whatever capacity. In this context, the legal advisers of the Bridge Lenders must be able to examine an original identification document issued by an independent source to verify that each such person is who he or she claims to be. The legal advisers of the Bridge Lenders must, within the limits of applicable laws, be able to take note of the information appearing on the identification papers examined and, if allowed by the applicable laws, retain a copy of them. The Borrower and the Guarantor, where applicable, authorize the legal advisor engaged by the Bridge Lenders for the creation of the financing and the Security, to share the information it holds with the Bridge Lenders.

10.14 Origin of funds. The Bridge Lenders retain full discretion to require at any time from the Borrower, before as well as after disbursement of the amount lent, satisfactory proof of the legitimate origin of the sources of financing not from the Bridge Lenders.

10.15 Exchange risk. The Borrower recognizes that it is at its request that the bridge loans have been granted or may be used in US dollars. The Borrower therefore assumes all risks of Exchange Rate fluctuations.

10.16 Reference date. For convenience, reference may be made to the Financing Offer, in particular in the Security Agreements in favor of the Security Agent on behalf of the Bridge Lenders, as bearing the date of its signature by the Security Agent or the Bridge Lenders, notwithstanding its real date of signature by the Security Agent or the Bridge Lenders and its acceptance by the Borrower.

10.17 Precedence. The provisions of the Financing Offer take precedence over those of this Appendix and together, they take precedence over any prior verbal or written agreement between the parties concerned.

10.18 Applicable laws. The Financing Offer and any document that is related or appended to it are governed and must be interpreted by the laws in effect in Québec and any dispute with respect to their interpretation or performance may be submitted only to courts with jurisdiction in Québec.

Appendix B

APPENDIX “B” – NOTICE OF ADVANCE RE: BRIDGE FINANCING

TO: [Fédération des caisses Desjardins du Québec][Investissement Québec][FS LT Holdings II LP]

Attention:	●
Fax:	●
Email:	●

RE:	Financing Offer - LeddarTech Holdings Inc.

Reference is made to the offer of bridge financing dated as of August [16], 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Offer”) among LeddarTech Holdings Inc., as Borrower, and Fédération des caisses Desjardins du Québec, Investissement Québec and FS LT Holdings II LP as lenders. All terms used but not defined herein have the meaning given to them in the Financing Offer.

We confirm our request for an Advance to be made on [date], the details of which are as follows:

●	Bridge Loan: [Desjardins Bridge Loan][IQ Bridge Loan][FS LT Bridge Loan]

●	Form of Advance: US Base Rate

●	Amount: ●

●	Date of Advance: ●

On the date hereof, we certify that (i) the representations and warranties set forth in the Financing Offer are still true and accurate in all material respects; (ii) that no Default has occurred and is continuing or would occur as a result of the requested Advance.

LEDDARTECH HOLDINGS INC.

Per:
Name:
Title:

Appendix C

APPENDIX “C” – JOINDER AGREEMENT

JOINDER AGREEMENT

THIS JOINDER (this “Joinder”) is made and entered into as of this ___ day of [____], 2024, by [Additional Bridge Lender], a [____] (the “Joining Party”). Terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Bridge Financing Offer (as defined below);

WHEREAS, LeddarTech Holdings Inc. (the “Borrower”), the Bridge Lenders party thereto and any other Additional Bridge Lender signing a joinder agreement, entered into that certain Bridge Financing Offer, dated as of August 16, 2024, as may be amended, restated or modified from time to time (the “Bridge Financing Offer”);

WHEREAS, in connection with the Bridge Loans, the Joining Party wishes to commit to the making of an Additional Bridge Loan to the Borrower in the aggregate principal amount set forth opposite its respective name on the applicable signature page of this Joinder Agreement, subject to the terms and conditions set forth in the Bridge Financing Offer; and

WHEREAS, the Joining Party desires to become a party to the Bridge Financing Offer and be bound by the terms and provisions contained therein.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties agree as follows:

1. Joinder to Agreement. By this Joinder, the Joining Party hereby becomes an “Additional Bridge Lender” under the Bridge Financing Offer and its loan shall constitute an “Additional Bridge Loan” for all purposes of the Bridge Financing Offer to be disbursed in full on [DATE]. The Joining Party hereby agrees that it is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, obligations, duties and waivers applicable to a Bridge Lender under the Bridge Financing Offer.

2. Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

3. Execution; Counterparts. This Joinder may be executed in one or more counterparts (including by facsimile or electronic mail or in PDF format) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

4. Effectuation. This Joinder shall be deemed effective immediately upon the full execution of this Joinder and without any further action required by the parties hereto.

Appendix C

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date written above.

[Additional Bridge Lender].

Per:
Name:
Title:

Address for Notices: __________________________________________________________

Email for Notices: ____________________________________________________________

Amount of commitment for and Addition Bridge Loan: ●

Appendix C

LeddarTech Holdings Inc.

Per:
Name:
Title: